EXHIBIT 1.02

SanDisk Corporation
_____________________________

2013 CONFLICT MINERALS REPORT

This Conflict Minerals Report of SanDisk Corporation (“SanDisk,” the “Company,” “we,” “us,” or “our”) for calendar year 2013 has been prepared in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Act”). Numerous terms used but not defined in this report have the meanings assigned to them in Rule 13p-1 and Form SD under the Act.

In accordance with Rule 13p-1, in calendar year 2013, we undertook efforts to determine whether the tungsten, tin, tantalum and gold (collectively, the “conflict minerals”) that are necessary to the functionality or production of a product manufactured by us or contracted by us to be manufactured (“necessary conflict minerals”) were sourced from the Democratic Republic of Congo and adjoining countries, as designated by the U.S. Secretary of State (collectively, the “covered countries”) and, if so, whether such necessary conflict minerals directly or indirectly finance or benefit armed groups in the covered countries. We designed our efforts to be in conformity, in all materials respects, with the internationally recognized due diligence framework set forth in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Framework”) and the related supplements for each of the conflict minerals.

SanDisk is a global leader in flash storage solutions with a strong history of innovative products. Our products include solid state drive (“SSD”) solutions for client computing platforms and enterprise data centers, and removable and embedded flash products for mobile devices, cameras and other devices. Most of our products are made by combining NAND flash memory with a controller and firmware, as well as numerous other components, all of which, other than firmware, may contain conflict minerals or utilize conflict minerals in the production process. As a “downstream” purchaser, we are many steps removed from the mining of conflict minerals. We buy electronic components and mechanical parts for integration into the products we sell to our customers. We do not purchase raw ore or unrefined conflict minerals and conduct no purchasing activities directly in the covered countries.

Reasonable Country of Origin Inquiry

In our efforts to determine whether, for calendar year 2013, any necessary conflict minerals originated in the covered countries or are from recycled or scrap sources, we performed, in good faith, a reasonable country of origin inquiry (“RCOI”). To determine which suppliers to include in our RCOI, we developed procedures by which we identified materials containing necessary conflict minerals residing in our products and the manufacturing suppliers of those materials. We then contacted these suppliers and requested each supplier to provide us with conflict minerals data using the Conflict Minerals Reporting Template published by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”).

In their responses to us, suppliers identified various smelters processing tin, tungsten and tantalum and refiners processing gold (collectively, “smelters”) as facilities that may have processed conflict minerals for our products. We then compiled and reviewed this data and, in doing so, compared the data to lists published by the Conflict-Free Sourcing Initiative (“CFSI”) of smelters that are found by CFSI to be compliant with CFSI’s Conflict-Free Smelter Program assessment protocols, are in progress toward compliance or are otherwise actively participating in the program (collectively, the “CFSI List”).

Based on our RCOI, we were unable to determine that the necessary conflict minerals did not originate in the covered countries or did come from recycled or scrap sources. Accordingly, we performed due diligence on our supply chain for calendar year 2013, as described in further detail below.

Supply Chain Due Diligence

We designed our supply chain due diligence measures for calendar year 2013 based on the OECD Framework and the related supplements for the conflict minerals in an effort to determine, to the best of our ability, the source and chain of custody of the necessary conflict minerals for our products and, if any necessary conflict minerals originated in a covered country, whether armed groups directly or indirectly benefitted as a result. The measures that we took to exercise due diligence on the source and chain of custody of the necessary conflict minerals included, among others, the following:

•
Governance Structure. We created an internal, cross-functional governance structure that includes representatives from our operations, finance, legal, internal audit, and risk management teams to oversee our compliance with Rule 13p-1, including the formation of an Executive Steering Committee. Members of the cross-functional working group reported periodically to the Executive Steering Committee, which in turn reported periodically to the Audit Committee of our Board of Directors, on the status of our due diligence process and compliance obligations.

•
Data Assessment Procedures. We established processes for tracking supplier responses to our RCOI and for reviewing and validating information provided by suppliers, including an assessment of the completeness and reasonableness of the information that we received. We also reviewed supplier responses for any “red flags” prompting us to gather more detailed information. We followed up with relevant suppliers and industry sources, as needed, to obtain initial responses, additional data and clarifications.

•
Smelter Validation. We validated smelters identified by our suppliers against the CFSI List. Based on such validation and further follow up by us with suppliers, we categorized the smelters into the following categories:

(1)
Compliant. The smelter is part of the Conflict-Free Smelter Program, has completed an audit commissioned by the CFSI and has demonstrated that all the conflict minerals processed by the smelter originated from conflict-free sources.

(2)	Validated. CFSI has assigned the smelter an identification number, validating that the smelter exists. However, an audit has not been conducted or completed for the validated smelter.

(3)	Other. The smelter is not on the CFSI List and further diligence is needed.

•
Conflict Minerals Policy. We adopted a Conflict Minerals Policy that we expect suppliers of production materials, components and manufacturing services throughout our supply chain to support. Under our Conflict Minerals Policy, we require such suppliers to comply with obligations set forth by the Securities and Exchange Commission’s implementation of the Dodd-Frank Consumer Protection and Wall Street Reform Act (2010) relating to the sourcing of conflict minerals and to adhere to the EICC Code of Conduct. Our Conflict Minerals Policy also requires such suppliers to adopt and implement a similar conflict minerals policy and to conduct regular due diligence and make necessary disclosures. Our Conflict

Minerals Policy is publicly available on our website at http://www.sandisk.com/about-sandisk/corporate-responsibility/social/.

•
Supplier Code of Conduct. We revised our Supplier Code of Conduct to include guidelines related to conflict minerals modeled after the EICC Code of Conduct v4.0 (2012). Our Supplier Code of Conduct is publicly available on our website at http://www.sandisk.com/about-sandisk/supplier-management/.

•
Internal Training and Monitoring. We developed internal training documentation on conflict minerals and compliance with Rule 13p-1 and conducted training sessions to relevant internal business functions, including our operations, research and development, finance, legal, internal audit and risk management teams. We also conducted both internal and external reviews of our RCOI and related processes during calendar year 2013 to ensure that our due diligence framework was generally consistent with the OECD framework and to assess the completeness and accuracy of our internal processes.

•
Industry Group Participation. As a member of the EICC, we worked with industry groups focused on advancing social responsibility and promoting the sourcing of conflict-free minerals, such as the CFSI, and engaged regularly with our industry peers in order to develop and implement standards, tools and best practices relating to conflict minerals.

DRC Conflict Status

Based on our due diligence efforts described above, we were unable to determine that the necessary conflict minerals did not originate in the covered countries or did not directly or indirectly finance or benefit armed groups in the covered countries. Accordingly, we have concluded that, for calendar year 2013, all of the products manufactured by us or contracted by us to be manufactured are DRC conflict undeterminable.

Product Descriptions

Products manufactured by us or contracted by us to be manufactured include the following:

•
Removable Cards. Our removable cards are used in a variety of applications and consumer devices. Our CompactFlash® and SD™ removable cards are primarily used in digital cameras and camcorders. Our ultra-small microSD™ removable cards are designed primarily for use in mobile products such as smartphones, tablets and eReaders. We offer removable cards with increasing levels of performance and reliability through our SanDisk Ultra®, SanDisk Extreme® and SanDisk Extreme PRO® product lines.

•
Embedded Products. Our embedded products are designed to meet the increasing demand for embedded storage for mobile phones, tablets and other portable and wearable devices. Our embedded products include our iNAND™ embedded flash product line, our multi-chip packages, or MCP iNAND, solutions which combine NAND and mobile DRAM in an integrated package, and custom embedded solutions.

•
Solid State Drives. We offer SSDs for the client computing and enterprise data center markets. Client computing encompasses desktop computers, notebook computers, tablets and other computing devices. Our client SSDs are used in client computing devices and can be used in a stand-alone configuration, in lieu of a hard drive, or in a dual-drive configuration in conjunction with a hard drive or in hybrid drives that contain a hard drive and our SSD. Our client SSDs include removable, embedded and custom form factors. Our enterprise SSDs are used in high-capacity and/or high-performance data storage applications, and to accelerate enterprise application performance. Our enterprise SSD products include Lightning®, Optimus®, CloudSpeed™ and ULLtraDIMM™.

•
USB Flash Drives. Our USB flash drives provide the user with the ability to carry files and application software in a portable format. Our USB flash drives are used in the computing and consumer markets, and are designed for high-performance and reliability. Our professional and enterprise lines of USB flash drives are marketed to the corporate user and are specifically designed to support secure, authorized access to corporate information.

•
Digital Media Players and Wireless Drives. Sansa® is our branded line of flash-based digital media players and SanDisk Connect® is our branded line of wireless media and flash drive products. Our Sansa line of products includes features such as FM radio, voice recording and support for a variety of audio and video formats. Our SanDisk Connect line of products allows wireless streaming of high-definition movies, photos, music and documents on tablets, smartphones and computers.

•	Wafers and Components. We also sell flash memory wafers and components to customers who package the memory under their own brands or embed the memory in other products.

Facility Information

Smelters identified to us by our suppliers as facilities that may have processed necessary conflict minerals for our products and that are on the CFSI List, as well as the countries of origin of the necessary conflict minerals processed by such smelters, as reported by the CFSI, are listed in Appendix A hereto. Our efforts to determine the mine or location of origin of the necessary conflict minerals in our products with the greatest possible specificity consisted of the due diligence measures described in this report. In particular, as the CFSI, through its Conflict-Free Smelter Program, assesses whether sufficient evidence exists regarding country, mine or location of origin of the conflict minerals processed by smelters in the program, we validated the smelters reported by our suppliers against the CFSI List and relied on information made available by the CFSI for such smelters.

Further Mitigating Steps

In addition to the RCOI and supply chain due diligence efforts described above, to mitigate the risk that our necessary conflict minerals benefit armed groups in the covered countries and to improve our due diligence processes, we have taken or intend to take the following steps in calendar year 2014:

•
Continued Supplier Engagement. We continue to engage with suppliers to collect supply chain information using tools such as the Conflict Minerals Reporting Template and to ensure the accuracy and completeness of information provided by them. We also participate in ongoing communications with suppliers in which we garner their efforts to identify smelters and transition to smelters identified as “conflict free” by the Conflict-Free Smelter Program. Through such efforts, we aim to ultimately encourage smelters to achieve and maintain compliance with the Conflict-Free Smelter Program. We continue to require supplier compliance with our Conflict Minerals Policy and our Supplier Code of Conduct.

•	Enhanced Data Management Systems. We are in the process of enhancing our data management systems to improve the collection and analysis of conflict minerals data from our suppliers going forward.

•
Ongoing Smelter Validation. Our efforts to validate smelters identified to us by suppliers are ongoing. We continue to compare and validate the information we have received from suppliers against updated information collected via the Conflict-Free Smelter Program.

•
Continued Industry Collaboration. We continue to participate with the EICC in creating industry-wide mechanisms relating to conflict minerals compliance using collaborative and collective measures, as well as continue to collaborate with industry peers to improve the systems of transparency and control in our common supply chains. We plan to benchmark our industry peers’ best practices on conflict minerals to further improve our own conflict minerals practices.

The historical statements contained in this report are based on our RCOI and supply chain due diligence efforts performed in good faith by us for the period covered by this report and on the conflict minerals reporting infrastructure and information available to us at the time of the filing of the Form SD to which this report is attached as an exhibit. A number of factors could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier data, unavailable smelter data, errors or omissions by suppliers or smelters, evolving definition and designations of smelters, incomplete or inaccurate information from industry or other third-party sources and continuing guidance from the Securities and Exchange Commission regarding Rule 13p-1 and Form SD.

This report also contains forward-looking statements, including our plans to mitigate the risk that our necessary conflict minerals benefit armed groups and to improve our due diligence and the steps that we intend to take to do so. Forward-looking statements are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include, among others, the following: we may fail to carry out these steps in a timely manner or at all; our suppliers, their smelters, our industry peers or industry groups may not cooperate with us in our efforts to carry out these steps; these steps may not be effective in mitigating the risk that our necessary conflict minerals benefit armed groups or may not improve our due diligence efforts; or other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent quarterly report on Form 10-Q. We do not intend to update the information contained in this report.

In accordance with the instructions to Form SD, this report excludes conflict minerals that, prior to January 31, 2013, were located outside of the supply chain, as well as products manufactured by a private company that we acquired during calendar year 2013.

Information contained on the websites referenced in this report, including, but not limited to, information in our Conflict Minerals Policy and Supplier Code of Conduct, is not a part of this report, and the inclusion of such website addresses in this report are inactive textual references only.

***

Appendix A
Smelter Names*:

A.L.M.T. Corp.
Aida Chemical Industries Co. Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.
Almalyk Mining and Metallurgical Complex (AMMC)
Alpha
AngloGold Ashanti Córrego do Sítio Minerção
Argor-Heraeus SA
Asahi Pretec Corporation
Asaka Riken Co Ltd
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Aurubis AG
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Boliden AB
China Tin Group Co., Ltd
Caridad
CCR Refinery - Glencore Canada Corporation
Cendres & Métaux SA
Chimet S.p.A.
Chongyi Zhangyuan Tungsten Co Ltd
Chugai Mining
CNMC (Guangxi) PGMA Co. Ltd.
Conghua Tantalum and Niobium Smeltry
Cooper Santa
CV Serumpun Sebalai
CV United Smelting
Daejin Indus Co. Ltd
DaeryongENC
Dayu Weiliang Tungsten Co., Ltd.
Do Sung Corporation
Dowa
Duoluoshan
Eco-System Recycling Co., Ltd.
EM Vinto
Exotech Inc.
F&X Electro-Materials Ltd.
Fenix Metals
FSE Novosibirsk Refinery
Fujian Jinxin Tungsten Co., Ltd.
Ganzhou Grand Sea W & Mo Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.
Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Ganzhou Seadragon W & Mo Group Co., Ltd.
Gejiu Non-Ferrous Metal Processing Co. Ltd.
Gejiu Zi-Li

Smelter Names*:

Global Advanced Metals
Global Tungsten & Powders Corp.
Guangdong Jinding Gold Limited
Guangdong Xianglu Tungsten Industry Co., Ltd.
H.C. Starck Group
HC Starck GmbH
Heimerle + Meule GmbH
Heraeus Ltd. Hong Kong
Heraeus Precious Metals GmbH & Co. KG
Hi-Temp
Huichang Jinshunda Tin Co. Ltd
Hunan Chenzhou Mining Group Co
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Hwasung CJ Co. Ltd
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Ishifuku Metal Industry Co., Ltd.
Istanbul Gold Refinery
Japan Mint
Japan New Metals Co Ltd
Jiangxi Copper Company Limited
Jiangxi Gan Bei Tungsten Co., Ltd.
Jiangxi Nanshan
Jiangxi Xinsheng Tungsten Industry Co., Ltd.
JiuJiang JinXin Nonferrous Metals Co., Ltd.
Jiujiang Tanbre Co., Ltd.
Johnson Matthey Inc
Johnson Matthey Ltd
JSC Ekaterinburg Non-Ferrous Metal Processing Plant
JSC Uralectromed
JX Nippon Mining & Metals Co., Ltd.
Kai Unita Trade Limited Liability Company
Kazzinc Ltd
Kemet Blue Powder
Kennametal Fallon
Kennametal Huntsville
Kennecott Utah Copper LLC
King-Tan Tantalum Industry Ltd
Kojima Chemicals Co., Ltd
Korea Metal Co. Ltd
Kyrgyzaltyn JSC
L' azurde Company For Jewelry
Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Linwu Xianggui Smelter Co
Liuzhou China Tin
LS-NIKKO Copper Inc.

Smelter Names*:

Malaysia Smelting Corporation (MSC)
Materion
Matsuda Sangyo Co., Ltd.
Metallo Chimique
Metalor Technologies (Hong Kong) Ltd
Metalor Technologies (Singapore) Pte. Ltd.
Metalor Technologies SA
Metalor USA Refining Corporation
Met-Mex Peñoles, S.A.
Metallurgical Products India (Pvt.) Ltd.
Mineração Taboca S.A.
Minmetals Ganzhou Tin Co. Ltd.
Minsur
Mitsubishi Materials Corporation
Mitsui Mining & Smelting
Mitsui Mining and Smelting Co., Ltd.
Moscow Special Alloys Processing Plant
Nadir Metal Rafineri San. Ve Tic. A.Ş.
Navoi Mining and Metallurgical Combinat
Nihon Material Co. LTD
Ningxia Orient Tantalum Industry Co., Ltd.
Novosibirsk Integrated Tin Works
Ohio Precious Metals, LLC
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
OJSC Kolyma Refinery
OMSA
PAMP SA
Plansee
Prioksky Plant of Non-Ferrous Metals
PT Aneka Tambang (Persero) Tbk
PT Artha Cipta Langgeng
PT Babel Inti Perkasa
PT Bangka Putra Karya
PT Bangka Tin Industry
PT Belitung Industri Sejahtera
PT Bukit Timah
PT DS Jaya Abadi
PT Eunindo Usaha Mandiri
PT Mitra Stania Prima
PT Prima Timah Utama
PT REFINED BANGKA TIN
PT Sariwiguna Binasentosa
PT Stanindo Inti Perkasa
PT Tambang Timah
PT Timah

Smelter Names*:

PT Tinindo Inter Nusa
PX Précinox SA
Rand Refinery (Pty) Ltd
RFH Tantalum Smeltry Co., Ltd
Royal Canadian Mint
Rui Da Hung
Sabin Metal Corp.
SAMWON METALS Corp.
Schone Edelmetaal
SEMPSA Joyería Platería SA
Shandong Zhaojin Gold & Silver Refinery Co. Ltd
So Accurate Group, Inc.
SOE Shyolkovsky Factory of Secondary Precious Metals
Soft Metais, Ltda.
Solar Applied Materials Technology Corp.
Solikamsk Metal Works
Sumitomo Metal Mining Co., Ltd.
Taki Chemicals
Tanaka Kikinzoku Kogyo K.K.
Tantalite Resources
Tejing (Vietnam) Tungsten Co., Ltd.
Telex
Thaisarco
The Great Wall Gold and Silver Refinery of China
The Refinery of Shandong Gold Mining Co. Ltd
Tokuriki Honten Co., Ltd
Tongling nonferrous Metals Group Co.,Ltd
Torecom
Ulba
Umicore Brasil Ltda
Umicore SA Business Unit Precious Metals Refining
United Precious Metal Refining, Inc.
Valcambi SA
Western Australian Mint trading as The Perth Mint
White Solder Metalurgia e Mineração Ltda.
Wolfram Bergbau und Hütten AG
Wolfram Company CJSC
Xiamen Tungsten Co., Ltd
Xiamen Tungsten (H.C.) Co., Ltd.
Xinhai Rendan Shaoguan Tungsten Co., Ltd.
YAMAMOTO PRECIOUS METAL CO., LTD.
Yokohama Metal Co Ltd
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Yunnan Tin Company, Ltd.
Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Smelter Names*:

Zhuzhou Cement Carbide
Zhuzhou Cemented Carbide Group Co Ltd
Zijin Mining Group Co. Ltd

* As reported by the CFSI as of May 23, 2014.

Countries of Origin†:

Belgium	Kazakhstan	Singapore
Bolivia	Korea, Republic of	South Africa
Brazil	Kyrgyzstan	Spain
Canada	Malaysia	Sweden
China	Mexico	Switzerland
Germany	Netherlands	Taiwan
Hong Kong	Peru	Thailand
India	Philippines	Turkey
Indonesia	Poland	United States
Italy	Russian Federation	Uzbekistan
Japan	Saudi Arabia	Vietnam

† As reported by the CFSI with respect to the above-named smelters as of May 23, 2014.